KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                           Washington, D.C. 20036-1800
                             Telephone 202-778-9000





                                November 16, 1999



Potomac Funds
1311 Mamaroneck Avenue
White Plains, New York 10605

Ladies and Gentlemen:

         You have requested our opinion, as counsel to Potomac Funds (the "Trust"), as to certain matters regarding the issuance of Shares of the Trust. As used in this letter, the term "Shares" means the Investor Class, Advisor Class and Broker Class shares of beneficial interest of the following series of the Trust: Potomac U.S. Plus Fund; Potomac U.S./Short Fund; Potomac OTC Plus Fund; Potomac OTC/Short Fund; Potomac Dow 30 Plus Fund; Potomac Dow 30/Short
Fund;  Potomac  Small Cap Plus  Fund;  Potomac  Small  Cap/Short  Fund;  Potomac
Internet Plus Fund; Potomac Internet/Short Fund; Potomac Japan Plus Fund; Potomac Japan/Short Fund and Potomac U.S. Government Money Market Fund.

         As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board of Trustees as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) in the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by unincorporated voluntary associations and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

         Based on present laws and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by the Post-Effective Amendment No. 5 to the Trust's Registration Statement on Form N-1A ("PEA"), including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.

         We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or the Trustees shall look only to the assets of the Trust for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust shall

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Potomac Funds
November 16, 1999
Page 2


include a recitation limiting the obligation represented thereby to the Trust and its assets. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of shares of the Trust; and (2) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

         We hereby consent to this opinion accompanying the PEA when it is filed with the SEC and to the reference to our firm in the PEA.

                                         Very truly yours,

                                         KIRKPATRICK & LOCKHART LLP



                                         By /s/ Robert J. Zutz
                                            -----------------------------
                                                Robert J. Zutz